SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 2, 2001

MEEMIC HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	001-14673 (Commission File No.)	38-3436541 (IRS Employer Identification No.)

691 North Squirrel Road, Suite 100, Auburn Hills, Michigan 48321
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (888) 463-3462

(Former name or former address, if changed since last report)

Item 4.  Changes in Registrant’s Certifying Accountant.

a) Previous independent accountants

             On August 2, 2001, PricewaterhouseCoopers LLP (“PwC”) resigned as the independent accountants of Meemic Holdings, Inc. (the “registrant”).  This resignation was due to an independence conflict arising for PwC related to the acquisition of the registrant’s parent company, Professionals Group, Inc. by ProAssurance Corporation.  The independence conflict results from a retired partner of PwC being on the board of ProAssurance Corporation.

             In connection with the audits of the two years ended December 31, 2000, and the subsequent interim period through August 2, 2001, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference thereto in their report on the financial statements for such years, nor were there any reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

             PwC’s reports on the registrant’s financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

             The registrant has requested that PwC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements.  A copy of such letter, dated August 7, 2001, is filed as Exhibit 16 to this Form 8-K.

b) New independent accountants

             At a meeting of the registrant’s board of directors held on August 7, 2001, and after recommendation by the registrant’s Audit Committee, the accounting firm of Ernst & Young LLP (“E&Y”) was engaged by the registrant to perform future independent audits of the registrant.

             During the registrant’s two most recent fiscal years and through August 7, 2001, the registrant has not consulted with E&Y regarding either (1) the application of accounting principles to a specified transaction either completed or proposed; or the type of audit opinion that might be rendered on the registrant’s financial statements, and either a written report was provided to the registrant or oral advice was provided that E&Y concluded was an important factor considered by the registrant in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304 (a)(1)(v) of Regulation S-K.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

             (c)         Exhibits.

Exhibit Reference Number	Exhibit Description
16	Letter from PricewaterhouseCoopers LLP regarding change in certifying accountant.*

* Filed herewith

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEEMIC HOLDINGS, INC.

Date: August 7, 2001	By:	/s/ Christine C. Schmitt

		Name:	Christine C. Schmitt
		Its:	Treasurer and Chief Financial Officer